TASKPORT Inc.
Engagement Agreement

Advisor	CFO 911 will be the exclusive accounting and financial advisor (“Advisor”) responsible for completion of the project during the engagement (the “Agreement”).

Role
To work with the TASKPORT Inc. the (“Company”) to complete its business plan. Such assignments are delineated in the Scope Letter, which is a separate agreement. In addition, future assignments to be performed by CFO 911 are delineated in a separate agreement. Specific functions related to this assignment include, but are not limited to:

Performing due diligence and work with the Company to prepare a “polished” private placement memorandum.

Term	1 month, with any extension as necessary and as agreed to by the Advisor and the Company.

Fees:	For advisory services performed compensation shall be as follows:

$5,000 upon signing the agreement.

$5,000 upon completion of the business plan.

Expenses	Reimbursement of all out-of-pocket expenses (including fees and disbursements of professionals such as legal counsel, if required).

Indemnification
Customary indemnification normally accorded to accounting and financial advisors shall hold harmless the Advisor from any losses, claims or damages resulting from the Advisor’s services. A separate indemnification agreement shall be executed in a form satisfactory to the Advisor.

In the event the Advisor is called to testify, provide legal support or be a witness on behalf of the Company for any event at any time, all legal expenses and professional time will be reimbursed by the Company.

Arbitration
Any dispute between the Advisor and the Company regarding the construction or application of the Agreement and the related services will, upon a written request, be submitted to arbitration, and this arbitration shall comply with and be governed by the provisions of the American Arbitration Association and shall take place in Los Angeles, California. The prevailing party shall be entitled to attorney fees and costs incurred in connection with any such dispute.

Governing Law
This Agreement shall be governed by the laws of the State of California. Further, no change or modification of this Agreement shall be valid or binding unless such change or modification shall be in writing.

AGREED TO AND ACCEPTED THIS 7th DAY OF MARCH 2005

CFO 911	TASKPORT, Inc.

By:	By:
Name: Mr. Charles K. Dargan II	Name: Mr. Richard Lusk
Title: Principal	Title: Chief Executive Officer
Date: March 7, 2005	Date: March 7, 2005

The Scope Letter

The scope of the Agreement (the “Agreement”) dated March 7, 2005 by and between CFO 911 (the “Advisor”) and TASKPORT Inc. (the “Company”) is limited to the details herein. The tasks to be performed as delineated herein are to be completed within the term of the Agreement. The scope of the Agreement may only be modified by written consent of both the Advisor and the Company.

The tasks are as follows:

1.	Perform due diligence on the business plan, including reviewing the business plan for accuracy.
2.	Perform due diligence on the financial projections for reasonableness and accuracy from a financial investor’s perspective, and recommend appropriate corrections, as necessary.
3.	Work with the Company to prepare a “polished” private placement memorandum.

AGREED TO AND ACCEPTED THIS 7th DAY OF MARCH 2005

CFO 911	TASKPORT, Inc.

By:	By:
Name: Mr. Charles K. Dargan II	Name: Mr. Richard Lusk
Title: Principal	Title: Chief Executive Officer
Date: March 7, 2005	Date: March 7, 2005

Future Assignments

The following Future Assignments Agreement (the “Agreement”) dated March 7, 2005 by and between CFO 911 and TASKPORT Inc. (the “Company”) is limited to the details herein. The tasks to be performed and fees to be received are delineated herein and are subject to any changes or modifications required as a result of prior assignments performed by CFO 911. The tasks will also require additional engagement agreements and scope letters so that the scope of each agreement can be more clearly defined.

The assignments are as follows:

1.
Review and help with the preparation of the Road Show presentation and marketing material. Attend the 2 day Brookstreet broker conference in early May. CFO 911 will act as the interim CFO. This phase starts upon the successful closing of the first round of financing and terminates with the Brookstreet conference. The fee is $5,000 plus out of pocket expenses. There will be an additional fee of $1,000 per day plus out of pocket expenses for any additional Road Show meetings that CFO 911 attends.

2.
Review and help with the preparation of the Private Placement Memorandum for the second round of financing, which includes the reverse merger. This phase would start upon the successful closing of the first round of funding. The target for completion of this PPM is mid- April, in advance of the Brookstreet conference. The fee is $15,000.

3.
Monthly Work: this phase is divided into two parts. Part 1: this covers the period following the closing of the private round up until the closing of the public round. The fee is $2,500 per month, prorated, for the review of the books and records, and assisting with the audit and reverse merger. However, if CFO 911 is to manage the audit and to certify the statements for the audit, then there will be additional fees, to be mutually negotiated. Part 2: this covers the period following the reverse merger. The fee is $8,000 per month, prorated, for help in preparation, review and certification of financial statements and SEC filings, including any of the Sarbanes Oxley requirements.

4.	Success Fee: Upon the successful completion of the two funding rounds and reverse merger, CFO 911 will receive 75,000 shares of TASKPORT common stock.

AGREED TO AND ACCEPTED THIS 7th DAY OF MARCH 2005

CFO 911	TASKPORT, Inc.

By:	By:
Name: Mr. Charles K. Dargan II	Name: Mr. Richard Lusk
Title: Principal	Title: Chief Executive Officer
Date: March 7, 2005	Date: March 7, 2005